Exhibit 99(a)(1)(D)

BDCA BUSINESS DEVELOPMENT CORPORATION OF AMERICA LET TER TO STOCKHOLDERS THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE. July 15, 2013 DEAR STOCKHOLDER: No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the “Offer”) by Business Development Corporation of America (the “Company”). The purpose of this Offer is to provide a measure of liquidity to stockholders since there is otherwise no public market. The Offer is for cash at a price equal to 92.5% of the public offering price per share as of August 1, 2013 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal. As an example, if the purchase was made by the Company as of the date of this letter, the purchase would be based upon a public offering price of $11.00 per share; 92.5% of $11.00 per share is $10.175 per share. The Offer period will begin on July 15, 2013 and end at 12:00 Midnight, Eastern Time, on August 13, 2013. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the Offer period. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT 92.5% OF THE PUBLIC OFFERING PRICE AS OF AUGUST 1, 2013, PLEASE DISREGARD THIS NOTICE. We will contact you again next quarter and each quarter thereafter to notify you of the Company’s intention to offer to repurchase a portion of its issued and outstanding shares. If you would like to tender a portion or all of your shares for repurchase at this time, please complete the Letter of Trans-mittal Form included with this letter and return it in the enclosed envelope. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that we are only offering to repurchase up to 174,682 shares of our common stock held by stockholders as of the date of this Offer. All requests to tender shares must be received in good order by the Company, at the address below, by 12:00 Midnight, Eastern Time, on August 13, 2013. Business Development Corporation of America 405 Park Avenue, 14th Floor New York, New York 10022 If you have any questions, please call your financial advisor or call us at (212) 415-6500. Sincerely, Nicholas S. Schorsch Chief Executive Officer, Business Development Corporation of America BUSINESS DEVELOPMENT CORPORATION OF AMERICA 405 Park Avenue, 14th Floor New York NY, 10022 T: 212-415-6500 W: www.